Delaware PAGE 1

The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF CHINA POWERSOFT TECHNOLOGIES, INC..", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF JULY, A.D. 2007, AT 12:28 O'CLOCK  P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4396451 8100 070856844 You may verify this certification online at corp.delaware.gov/authver.shtml	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5876641 DATE: 07-26-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:28 PM 07/26/2007
FILED 12:28 PM 07/26/2007
SRV 070856844 - 4396451 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be CHINA POWERSOFT TECHNOLOGIES,INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of Common stock which this corporation is authorized to issue is one hundred million (100,000,000) shares with apar value of $0.001 per share. The total number of shares of Preferred stock shall be ten million (10,000,000) shares with a par value of $0.001 per share.

The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

FIFTH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 26th day of July, 2007.

Corporation Service Company
Incorporator

    /s/  Susan Walker
Name: Susan Walker
Assistant Secretary

        City of Wilmington
        County of New Castle
        Dated: July 26, 2007

ORGANIZATION ACTION IN WRITING OF INCORPORATOR

OF

CHINA POWERSOFT TECHNOLOGIES, INC.

The following action is taken this day through this instrument by the incorporator of the above corporation:

1. The election of the following person[s] to serve as the director[s] of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

ZETTHUI TIAN

Corporation Service Company, Incorporator

    /s/  Susan Walker
Name: Susan Walker
Assistant Secretary

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